Chembio Diagnostics Undertakes HIV/AIDS Media Education Initiative
19th Annual World AIDS Day Today
Rapid HIV Tests Critical to Treatment and Prevention

New York, December 1, 2006--- Chembio Diagnostics, Inc.’s (OTCBB:CEMI) Lawrence Siebert, President and Chief Executive Officer, was interviewed by television and radio stations covering various regions of the country this week to discuss the state of HIV/AIDS, new routine HIV testing recommendations recently issued by the United States Centers for Disease Control, and how critical rapid HIV testing is for both treatment and prevention efforts. The interviews were part of an education initiative by Chembio on what is being done to fight AIDS in the US and globally. Today marks the 19th Annual World AIDS Day.

Stations that interviewed Mr. Siebert include affiliate stations of Fox, NBC, CBS as well as other stations including Voice of America.

During the interviews, Mr. Siebert discussed that most of the 40 million individuals living with AIDS worldwide do not know their status. Even in the United States, where there are an estimated one million people living with HIV/AIDS, the percentage not aware of their status is estimated to be 30%. Studies show that infected individuals who are aware of their status take measures to prevent spreading the disease and treatment is becoming increasingly available at an affordable cost. Until recently, the lack of availability of rapid diagnosis has been a stumbling block to AIDS treatment and prevention.

Mr. Siebert said, “Often times, those who have been tested never return to get their results, but with a rapid HIV test, individuals can learn their status at the point of care. Chembio manufactures three rapid HIV tests, two of which have marketing approval from the FDA. Our HIV 1/2 STAT-PAK™ is CLIA waived, and our SURE CHECK® HIV 1/2 CLIA waiver application is currently being reviewed. Both tests offer results within 15 minutes. We are proud to be part of the worldwide battle to test for and prevent the spread of HIV/AIDS.”

Anyone interested in receiving a copy of aired interviews (for personal use) may submit a request to marce@chembio.com, 631-924-1135 ext 123.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK™ rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP™), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Matty Arce, 631-924-1135 ext 123.